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                                                               Exhibit 12.2


                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                       Twelve Months Ended March 31, 1997
                                (in thousands)



Net income from continuing operations               $137,278

Income taxes                                          85,429

Fixed charges                                        117,567
                                                    --------

     Total                                          $340,274
                                                    ========

Interest expense                                    $108,319
Interest component of rentals                          9,248
                                                    --------

     Subtotal                                        117,567
                                                    --------

Preferred stock dividend requirements                 24,617
                                                    --------

     Total                                          $142,184
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.39
                                                        ====
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